Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
April 22, 2016	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2016

FIRST QUARTER RESULTS AND DECLARES DIVIDEND

BOSTON - The Federal Home Loan Bank of Boston announced its preliminary, unaudited first quarter financial results for 2016, reporting net income of $29.5 million for the quarter. The Bank expects to file its quarterly report with the Securities and Exchange Commission on Form 10-Q for the quarter ending March 31, 2016, next month.

The Bank’s board of directors also declared a dividend equal to an annual yield of 3.63 percent, the approximate daily average three-month LIBOR yield for the first quarter of 2016 plus 300 basis points. The dividend, based on average stock outstanding for the first quarter of 2016, will be paid on May 3, 2016. The board expects to follow this formula for declaring cash dividends through 2016, though a quarterly loss or a significant, adverse event or trend would cause a dividend to be suspended.

“Based on the Bank’s strong performance and balance sheet, we launched two new programs this quarter to help create jobs and support affordable housing projects throughout New England,” said President and CEO Edward A. Hjerpe III. “Each program will award up to $5 million in interest-rate subsidies per year for the next three years, and we look forward to further stimulating economic growth in our six-state region.”

First Quarter 2016 Operating Highlights

Net income for the quarter ending March 31, 2016, was $29.5 million, compared with net income of $33.6 million for the same period in 2015. The decrease was primarily attributable to unrealized losses in derivatives and hedging activities, and interest rate subsidies under the new Jobs for New England program. These results led to a $3.3 million contribution to the Bank’s Affordable Housing Program for the quarter.

Net interest income after provision for credit losses for the three months ended March 31, 2016, was $56.1 million, compared with $54.5 million for 2015. The $1.6 million increase was primarily attributable to a $2.9 billion increase in average earning assets, from $55.7 billion for the three months ended March 31, 2015, to $58.5 billion for the three months ended March 31, 2016. The increase in average earning assets was driven by a $3.7 billion increase in average advances balances that was partially offset by a $872.1 million decrease in average investments balances. Net interest income also benefited from the increase in short-term interest rates following the Federal Open Market Committee’s decision to increase the federal funds rate in December. Offsetting the increase in average earnings assets was a $1.5 million(1) decrease in net prepayment fees from investments and advances from $3.9 million in the three months ended March 31, 2015, to $2.4 million in the three months ended March 31, 2016.

Net interest spread was 0.34 percent for the three months ended March 31, 2016, a two basis point decrease from 2015, and net interest margin was 0.39 percent, a one basis point decrease from 2015. The decrease reflects a 13 basis point increase in the average yield on earning assets and a 15 basis point increase in the average yield on interest-bearing liabilities.

March 31, 2016 Balance-Sheet Highlights

Total assets increased $566.4 million, or 1.0 percent, to $58.7 billion at March 31, 2016, up from $58.1 billion at year-end 2015. During the three months ended March 31, 2016, advances decreased $1.6 billion, or 4.3 percent, to $34.5 billion, compared with $36.1 billion at year-end 2015. The decrease was concentrated primarily in short-term fixed-rate advances.

Total investments were $20.3 billion at March 31, 2016, an increase of $2.3 billion, or 12.8 percent, compared with $18.0 billion at December 31, 2015. The increase was concentrated in short-term money-market investments, which grew by $1.7 billion, and mortgage-backed securities, which grew by $569.1 million during the three months ended March 31, 2016.

Mandatorily redeemable capital stock declined $6.7 million to $35.2 million as of March 31, 2016, from $42.0 million as of year-end 2015. GAAP capital at March 31, 2016, was $3.0 billion, an increase of $26.5 million from $3.0 billion at year-end 2015. Capital stock declined by $35.6 million due to capital stock repurchases of $105.3 million offset by the issuance of $69.7 million of capital stock to support increased advances borrowings by certain members. Total retained earnings increased by $10.0 million, or 0.9 percent to $1.1 billion from December 31, 2015. Restricted retained earnings totaled $200.5 million at March 31, 2016. Accumulated other comprehensive loss totaled $390.4 million at March 31, 2016, an improvement of $52.2 million, or 11.8 percent, from December 31, 2015.

The Bank was in compliance with all regulatory capital ratios at March 31, 2016, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank’s financial information at December 31, 2015.(2)

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Federal Home Loan Bank of Boston

Balance Sheet Highlights

(Dollars in thousands)

(Unaudited)

	3/31/2016	12/31/2015	3/31/2015
ASSETS
Advances	$34,524,912	$36,076,167	$31,179,231
Investments (3)	20,319,265	18,019,181	17,501,603
Mortgage loans held for portfolio, net	3,575,262	3,581,788	3,537,841
Other assets	249,607	425,533	847,168
Total assets	$58,669,046	$58,102,669	$53,065,843

LIABILITIES
Consolidated obligations, net	$54,320,408	$53,906,374	$48,867,847
Deposits	562,622	482,602	429,343
Mandatorily redeemable capital stock	35,244	41,989	57,281
Other liabilities	701,342	648,791	758,070

CAPITAL
Class B capital stock	2,301,039	2,336,662	2,440,386
Retained earnings - unrestricted	938,287	934,214	781,261
Retained earnings - restricted (4)	200,534	194,634	143,484
Total retained earnings	1,138,821	1,128,848	924,745
Accumulated other comprehensive loss	(390,430)	(442,597)	(411,829)
Total capital	3,049,430	3,022,913	2,953,302
Total liabilities and capital	$58,669,046	$58,102,669	$53,065,843

Total regulatory capital-to-assets ratio	5.9%	6.0%	6.4%
Ratio of market value of equity (MVE) to par value of capital stock (5)	141%	143%	134%

Income Statement Highlights

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	3/31/2016	12/31/2015	3/31/2015

Total interest income	$170,156	$157,121	$142,566
Total interest expense	114,052	98,230	88,103
Net interest income	56,104	58,891	54,463
Net interest income after provision for credit losses	56,093	58,779	54,523
Net other-than-temporary impairment losses on investment securities recognized in income	(1,347)	(1,231)	(346)
Litigation settlements	—	50,166	23
Other loss	(2,990)	(1,895)	(278)
Operating expense	15,579	19,164	14,286
Other expense	3,355	2,553	2,298
AHP assessment	3,320	8,446	3,767
Net income	$29,502	$75,656	$33,571

Performance Ratios: (6)
Return on average assets	0.20%	0.52%	0.24%
Return on average equity (7)	3.88%	10.13%	4.67%
Net interest spread	0.34%	0.37%	0.36%
Net interest margin	0.39%	0.41%	0.40%

(1)         Prepayment fees received from borrowers on prepaid advances are presented net of any associated basis adjustments related to hedging activities on those advances and net of deferred prepayment fees on advance prepayments considered to be loan modifications. Additionally, for certain advances products, the prepayment-fee provisions of the advance agreement could result in either a payment from the borrower or to the borrower when such an advance is prepaid, based upon market conditions at the time of prepayment (referred to as a symmetrical prepayment fee). Advances with a symmetrical prepayment-fee provision are hedged with derivatives containing offsetting terms, so that we are financially indifferent to the borrowers’ decision to prepay such advances. The net amount of prepayment fees is reflected as interest income in the statement of operations.

(2)         For additional information on the Bank’s capital requirements, see Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 18, 2016 (the 2015 Annual Report).

(3)         Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(4)         The Bank’s capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain percentage of quarterly net income to a restricted retained earnings account until a total required allocation is met. The allocation percentage is typically 20 percent of quarterly net income. Amounts in the restricted retained earnings account are unavailable to be paid as dividends. For additional information, see Item 5 — Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2015 Annual Report.

(5)         MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank’s discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2015 Annual Report.

(6)         Yields for quarterly periods are annualized.

(7)         Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank’s expectations as of the date hereof. The words “preliminary,” “expects,” “is likely,” “will,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends, future excess stock repurchases, and expectations for advances balances and mortgage-loan investments are forward-looking statements, among other forward-looking statements herein. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, MBS), changes in interest rates, and prepayment speeds on mortgage assets. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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